Exhibit 99.1

VERSO AMENDS SUBORDINATED DEBT EXCHANGE OFFER

HOLDERS OF 70% OF SUBORDINATED NOTES PARTICIPATING IN EXCHANGE

MEMPHIS, Tenn. (July 24, 2014) – Verso Paper Corp. (“Verso”) (NYSE:VRS) announced today that two of its wholly owned subsidiaries, Verso Paper Holdings LLC and Verso Paper Inc. (collectively, the “Issuers”), have amended the terms of their previously announced exchange offer and consent solicitation with respect to their outstanding 11 3⁄8% Senior Subordinated Notes due 2016 (the “Old Subordinated Notes” and, the related exchange offer, the “Subordinated Notes Exchange Offer”).

The Subordinated Notes Exchange Offer, together with the Issuers’ previously announced exchange offer and consent solicitation with respect to their outstanding 8.75% Second Priority Senior Secured Notes due 2019 (the “Old Second Lien Notes” and, the related exchange offer, the “Second Lien Notes Exchange Offer”) are being conducted pursuant to the Agreement and Plan of Merger dated as of January 3, 2014 (the “Merger Agreement”), among Verso, Verso Merger Sub Inc. (“Merger Sub”), and NewPage Holdings Inc. (“NewPage”), pursuant to which Verso will acquire NewPage by means of the merger of Merger Sub with and into NewPage on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with NewPage surviving the Merger as an indirect, wholly owned subsidiary of Verso. The closing of the Merger is conditioned upon consummation of the exchange offers.

Verso also announced that the Second Lien Notes Exchange Offer has been amended to give holders of Old Second Lien Notes who tender before the Second Lien Notes Expiration Time (as defined below) on July 30, 2014 the same consideration as those who tendered prior to the Second Lien Notes Early Tender Time (as defined below) on July 16, 2014.

As of July 23, 2014, holders of approximately $99.7 million in aggregate principal amount of Old Subordinated Notes have tendered their Old Subordinated Notes or agreed with Verso and the Issuers to tender their Old Subordinated Notes in the amended Subordinated Notes Exchange Offer, and holders of approximately $286.9 million in aggregate principal amount of Old Second Lien Notes have tendered their Old Second Lien Notes in the Second Lien Notes Exchange Offer.

“We thank the holders of our Old Second Lien Notes and Old Subordinated Notes who have committed to the exchange offers for their support,” said Verso President and CEO Dave Paterson, “Successful completion of the exchange offers is an important step toward the closing of our acquisition of NewPage.”

Amendment to Subordinated Notes Exchange Offer

The Subordinated Notes Exchange Offer and the Subordinated Notes consent solicitation have been amended as set forth below.

		Consideration per $1,000 Principal Amount of Old Subordinated Notes Tendered		Merger Adjustment
CUSIP/ISIN	Outstanding Principal Amount of Old Subordinated Notes	Subordinated Notes Total Consideration if Tendered prior to or on the Subordinated Notes Early Tender Time (1)	Subordinated Notes Exchange Consideration if Tendered after the Subordinated Notes Early Tender Time	Principal Amount of New Subordinated Notes Following the Merger per $1,000 Principal Amount of New Subordinated Notes Prior to the Merger
92531XAF9/ US92531XAF96	$142,500,000	$1,000 principal amount of New Subordinated Notes and Warrants (2)	$850 principal amount of New Subordinated Notes and Warrants (2)	$710 principal amount of New Subordinated Notes subject to adjustment based on participation in the Subordinated Notes Exchange Offer (3)

(1)	Includes the Subordinated Notes consent and early tender payment of $150 principal amount of New Subordinated Notes.
(2)	Holders will receive for each $1,000 principal amount of Old Subordinated Notes tendered a number of Warrants equal to (a) $1,000 divided by (b) the aggregate principal amount of New Subordinated Notes as of the date of consummation of the Subordinated Notes Exchange Offer multiplied by (c) 6.670% of the total number of outstanding shares of Common Stock, determined on a fully diluted basis after giving effect to the Merger and the issuance of Common Stock upon the mandatory conversion of Warrants issued in the Exchange Offers (the “Subordinated Notes Warrant Consideration”). Verso will not issue fractional Warrants and Warrants issued to Eligible Holders in the Subordinated Notes Exchange Offer will be rounded up to the nearest whole Warrant.
(3)	The principal amount of New Subordinated Notes following the Merger per $1,000 principal amount of New Subordinated Notes prior to the Merger will be adjusted based on participation in the Subordinated Notes Exchange Offer as follows:

Percentage of Aggregate Principal Amount of Old Subordinated Notes Participating in the Subordinated Notes Exchange Offer	Principal Amount of New Subordinated Notes Following the Merger per $1,000 Principal Amount of New Subordinated Notes Prior to the Merger
70%	$620
75%	$635
80%	$650
85%	$665
90%	$680
95%	$695
100%	$710

If holders in the aggregate tender a percentage of Old Subordinated Notes that is not set forth in the table above, holders will receive the principal amount corresponding to the closest lower percentage (e.g., if 87.5% of the Old Subordinated Notes are tendered, holders will receive the principal amount corresponding to 85%).

The Issuers have also amended the terms of the New Subordinated Notes as follows: upon the consummation of the Merger, (i) the principal amount of the outstanding New Subordinated Notes will be adjusted such that a holder of $1,000 principal amount of New Subordinated Notes immediately prior to the Merger will hold $710 principal amount of New Subordinated Notes immediately following the Merger (assuming 100% participation in the

Subordinated Notes Exchange Offer), (ii) the maturity date of the New Subordinated Notes will be extended to August 1, 2020 and (iii) the interest rate will be adjusted such that the New Subordinated Notes will bear interest from and after the date of the consummation of the Merger at a rate of 11% per annum payable in cash plus 5% per annum payable by increasing the principal amount of the outstanding New Subordinated Notes or by issuing additional New Subordinated Notes.

Following the consummation of the Merger, the Issuers may redeem the New Subordinated Notes, in whole or in part, at any time prior to August 1, 2017 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus a make-whole premium. At any time following the consummation of the Merger and on or after August 1, 2017, August 1, 2018 or August 1, 2019, the Issuers may redeem the New Subordinated Notes at their option at 105.500%, 102.750% and 100.000%, respectively.

The consummation of the Subordinated Notes Exchange Offer is conditioned upon, among other things, the valid tender, and not withdrawal, of at least 70% in aggregate principal amount of outstanding Old Subordinated Notes. The Issuers will make alternative arrangements on similar economic terms to the Subordinated Notes Exchange Offer for holders who are not Eligible Holders; the 70% minimum condition will include in it any Old Subordinated Notes held by such holders that tender pursuant to such alternative arrangements.

Eligible Holders who validly tender Old Subordinated Notes prior to 12:00 midnight, New York City time, at the end of July 30, 2014 (such date and time, as it may be extended by us, the “Subordinated Notes Early Tender Time”) and do not validly withdraw their tender prior to 12:00 midnight, New York City time, at the end of July 30, 2014 will receive the Subordinated Notes Total Consideration for Old Subordinated Notes accepted in the Subordinated Notes Exchange Offer. “Subordinated Notes Total Consideration” means, for each $1,000 principal amount of Old Subordinated Notes tendered and accepted by us, $1,000 principal amount of New Subordinated Notes (which includes the Subordinated Notes consent and early tender payment of $150 principal amount of New Subordinated Notes), without giving effect to the adjustment in principal amount upon the consummation of the Merger, and the Subordinated Notes Warrant Consideration. The expiration time of the Subordinated Notes Exchange Offer is being extended from 12:00 midnight, New York City time, at the end of July 30, 2014, to 12:00 midnight, New York City time, at the end of August 6, 2014 (such date and time, as it may be extended by us, the “Subordinated Notes Expiration Time”) so that Eligible Holders who validly tender Old Subordinated Notes after the Subordinated Notes Early Tender Time will receive the Subordinated Notes Exchange Consideration for Old Subordinated Notes accepted in the Subordinated Notes Exchange Offer. “Subordinated Notes Exchange Consideration” means, for each $1,000 principal amount of Old Subordinated Notes tendered and accepted by us, $850 principal amount of New Subordinated Notes, without giving effect to the adjustment in principal amount upon the consummation of the Merger, and the Subordinated Notes Warrant Consideration.

Subject to the terms and conditions described in the Offering Documents (as defined below), payment of the Subordinated Notes Total Consideration or Subordinated Notes Exchange Consideration will occur promptly after the Subordinated Notes Early Tender Time or the Subordinated Notes Expiration Time, as applicable.

The Issuers will not pay accrued and unpaid interest on the Old Subordinated Notes exchanged on the early settlement date or the final settlement date of the Subordinated Notes Exchange Offer; interest on the New Subordinated Notes will accrue from August 1, 2014.

Amendment to Second Lien Notes Exchange Offer

The Issuers have amended the terms of the Second Lien Notes Exchange Offer so that the Second Lien Notes Exchange Consideration (as defined in the Offering Documents) per $1,000 principal amount of Old Second Lien Notes tendered after 12:00 midnight, New York City time, at the end of July 16, 2014 (the “Second Lien Notes Early Tender Time”) will include $1,000 principal amount of new Second Priority Adjustable Senior Secured Notes (“New Second Lien Notes”) instead of $950 principal amount of New Second Lien Notes. As a result, holders of Old Second Lien Notes that validly tender Old Second Lien Notes after the Second Lien Notes Early Tender Time, but prior to 12:00 midnight, New York City time, at the end of July 30, 2014 (such date and time, as it may be extended by us, the “Second Lien Notes Expiration Time”), will now receive for each $1,000 principal amount of Old Second Lien Notes tendered and accepted by us, $1,000 principal amount of New Second Lien Notes, without giving effect to the adjustment in principal amount upon the consummation of the Merger, and the Second Lien Notes Warrant Consideration (as defined in the Offering Documents).

General

Other than as described above, all other terms, provisions and conditions of the Second Notes Exchange Offer and the Subordinated Notes Exchange Offer remain unchanged and in full force and effect. Such terms, provisions and conditions are set forth in the Issuers’ Amended and Restated Confidential Offering Memorandum and Consent Solicitation Statement and related consent and letter of transmittal (collectively, the “Offering Documents”), copies of which will be available to “Eligible Holders” from Global Bondholder Services Corporation, as described below.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The Offering Documents will be distributed only to holders of Old Second Lien Notes and Old Subordinated Notes that complete and return (or have completed and returned) a letter of eligibility confirming that they are “Eligible Holders” for the purposes of the exchange offers and consent solicitations. Global Bondholder Services Corporation is acting as the Information Agent for the exchange offers. Requests for the offering documents from “Eligible Holders” may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for brokers and banks) or (866) 470-3700 (for all others). Holders that are U.S. persons and not qualified institutional buyers or non-U.S. persons that are not non-U.S. qualified offerees should contact Global Bondholder Services Corporation and, after furnishing proof of their status as non-qualified institutional buyers or non-U.S. persons that are not non-U.S. qualified offerees, will receive additional information so that alternative arrangements can be made with the Issuers that will allow such holders to use The Depository Trust Company’s Automated Tender Offer Program to receive similar economic terms to the exchange offers, as applicable.

Neither the boards of directors of the Issuers nor any other person makes any recommendation as to whether the holders of Old Second Lien Notes or Old Subordinated Notes should exchange their notes, and no one has been authorized to make such a recommendation. Holders of Old Second Lien Notes or Old Subordinated Notes must make their own decisions as to whether to exchange their notes, and if they decide to do so, the principal amount of the notes to exchange.

About Verso Paper Corp.

Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso is headquartered in Memphis, Tennessee, and owns three paper mills in Maine and Michigan. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on its website at www.versopaper.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Contact

Robert P. Mundy

Senior Vice President and Chief Financial Officer

(901) 369-4128

robert.mundy@versopaper.com

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